Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of SearchMedia Holdings Limited (the “Company”) on Form F-3 (Registration No. 333-176634) and Form S-8 (Registration No. 333-177025) of our report dated May 15, 2012, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2010 and December 31, 2011 and for the years then ended, which report is included in this Annual Report on Form 20-F of the Company for the year ended December 31, 2011. We also consent to the reference to our firm under the heading “Statement by Experts” in the Registration Statement on Form F-3.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

May 15, 2012